Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE
Omaha, Nebraska

March 2, 2022

CONTACT:

Andy Grier

Senior Vice President

402-952-1235

America First Multifamily Investors, L.P. Announces 1-for-3 Reverse Unit Split

Omaha, Nebraska – March 2, 2022 - America First Multifamily Investors, L.P. (NASDAQ: ATAX) (the “Partnership” or “ATAX”) announced today that the Board of Managers of Greystone AF Manager, LLC, which is the general partner of the general partner of ATAX, has approved a 1-for-3 reverse unit split (the “Reverse Unit Split”) of its beneficial unit certificates representing assigned limited partnership interests (“BUCs”). The Reverse Unit Split will become effective after market close on April 1, 2022, and the BUCs will commence trading on a split-adjusted basis on April 4, 2022.

As a result of the Reverse Unit Split, holders of BUCs will receive one BUC for every three BUCs owned at the close of business on April 1, 2022. All fractional BUCs created by the Reverse Unit Split will be rounded to the nearest whole BUC, with any fraction equal to or above 0.5 BUC rounded up to the next higher BUC, as provided by the Partnership’s limited partnership agreement.

“We are pleased that the Board of Managers of Greystone AF Manager LLC, the general partner of the Partnership’s general partner, has approved the Reverse Unit Split,” said Ken Rogozinski, the Partnership’s Chief Executive Officer. “We believe that this action, which has no monetary impact on our unitholders, will help the Partnership continue to grow by expanding the universe of potential investors and enhancing the ability of unitholders to purchase or hold BUCs through margin accounts.”

There is not expected to be any direct economic consequence to the Partnership or its unitholders from the Reverse Unit Split. The Reverse Unit Split will affect all BUC holders proportionally and will not alter any BUC holder’s percentage interest in the Partnership’s capital, except to the extent that the Reverse Unit Split would result in some BUC holders owning a fractional BUC.

Following the Reverse Unit Split, the number of the Partnership’s issued and outstanding BUCs would decrease from 66,049,908 BUCs to approximately 22,016,636 BUCs on a post-split basis, with proportionate adjustments to the BUCs under the Partnership’s 2015 Equity Incentive Plan and outstanding awards thereunder. The BUCs will continue to trade on the Nasdaq Global Select Market under the symbol “ATAX,” but the BUCs will trade under a new CUSIP.

The Partnership’s transfer agent, America Stock Transfer & Trust Company (“AST”), will act as the exchange agent for the Reverse Unit Split. Unitholders holding their BUC in book-entry form or in brokerage accounts need not take any action in connection with the Reverse Unit Split. Beneficial holders are encouraged to contact their bank, broker or custodian with any procedural questions. Unitholders holding physical certificates will be required to surrender such certificates, together with a Letter of Transmittal, to AST. Unitholders will have post-split BUCs reflected in book-entry form. However, AST will issue new physical certificates to such holders who request a new certificate. Holders may contact AST by phone at (800) 937-5449 or by email at help@astfinancial.com.

About America First Multifamily Investors, L.P.

America First Multifamily Investors, L.P. was formed on April 2, 1998 under the Delaware Revised Uniform Limited Partnership Act for the primary purpose of acquiring, holding, selling and otherwise dealing with a portfolio of mortgage revenue bonds which have been issued to provide construction and/or permanent financing for affordable multifamily, student housing and commercial properties. The Partnership is pursuing a business strategy of acquiring additional mortgage revenue bonds and other investments on a leveraged basis. The Partnership expects and believes the interest earned on these mortgage revenue bonds is excludable from gross income for federal income tax purposes. The Partnership seeks to achieve its investment growth strategy by investing in additional mortgage revenue bonds and other investments as permitted by the Partnership’s Amended and Restated Limited Partnership Agreement, dated September 15, 2015, taking advantage of attractive financing structures available in the securities market, and entering into interest rate risk management instruments. America First Multifamily Investors, L.P. press releases are available at www.ataxfund.com.

Safe Harbor Statement

Information contained in this press release contains “forward-looking statements,” which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, risks involving current maturities of our financing arrangements and our ability to renew or refinance such maturities, fluctuations in short-term interest rates, collateral valuations, mortgage revenue bond investment valuations and overall economic and credit market conditions. For a further list and description of such risks, see the reports and other filings made by the Partnership with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2021. The Partnership disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.